Exhibit 10.25

Share Purchase Agreement

between

WindShareFund N.V.

and

Gluon Capital Ltd.

concerning

all shares in

(i)	WindShareFund Deutschland Verwaltungs GmbH

Share Purchase Agreement

(the “Agreement”)

between

1.	WindShareFund N.V., Mariëndaal 8, 6861 WN Oosterbeek, The Netherlands, Chamber of Commerce 60822783, Oosterbeek, The Netherlands (“Seller”),

and

2.	Gluon Capital Ltd. (Holding company of Gluon group), 25 Bedford Square, London WC1B 3HH, UK, registered in England and Wales company number 10259635 (“Gluon”);

and

3.	Accretion Energies Limited, 25 Bedford Square, London WC1B 3HH, UK, registered in England and Wales company number 12083171 as direct purchaser of the Sold Shares (“Purchaser”);

and

4.	GreenRock Corp. an exempted company incorporated and registered in the Cayman Islands with registered number 399967 and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay – Grand Cayman K1 – 9009, Cayman Islands (“GreenRock”)

The Seller, Gluon, the Purchaser and GreenRock individually also referred to as a “Party” and collectively as the “Parties”.

1.	Preamble

1.1	On 18 August 2023, the Seller, the Purchaser and Gluon concluded a share purchase agreement for the sale and assignment of the shares in the Heppenheim KG and Tiefenbrunnen KG (“Share Purchase Agreement dated 18 August 2023”). Instead of these shares, they agreed to transfer shares in WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V. in a supplemental agreement to the Share Purchase Agreement dated 18 August 2023 (“Supplement to the Share Purchase Agreement dated 18 August 2023”).

1.2	Meanwhile, the parties intend to assign also the shares in WindShareFund Deutschland Verwaltungs GmbH (“Target Company”). However, the shares in the Target Company shall only be transferred after the transfer of WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V. has taken place.

1.3	The Seller holds 100% of the shares in the Target Company.

2.	Target Company

2.1	The Target Company is a limited liability company established under German law with seat in Ziegeleiweg 30, 32429 Minden and registered with the commercial register of the Lower Court (Amtsgericht) of Bad Oeynhausen under registration no. HRB 14957.

2.2	The registered share capital (Stammkapital) of Target Company amounts to EUR twenty-five thousand (25.000), which is held by the Seller.

3.	Sale and Assignment of the Target Company shares

3.1	The Seller hereby sells to the Purchaser, who accepts such sale, the Target Company shares upon the terms and conditions of this Agreement and assigns the Target Company shares to the Purchaser. The Purchaser hereby accepts such sale and assignment.

3.2	The sale of the Target Company shares shall include any and all rights associated with, or otherwise pertaining to, the Target Company shares.

3.3	The execution of the sale and assignment of the Target Company shares is subject to the condition that the transfer of the shares of WindShareFund I B.V., WindShareFund II B.V. and WindShareFund III B.V. has already been successfully and finally executed in accordance with the Supplement to the Share Purchase Agreement dated 18 August 2023.

4.	Due Date of Purchase Price; Interest

4.1	The purchase price to be paid by the Purchaser for the Target Company shares shall amount to EUR five million twenty-five thousand (5.025.000) (“Purchase Price”).

4.2	The payment obligation for the Purchaser arises on the same date as the date on which the payment obligation arises under the Share Purchase Agreement dated 18 August 2023 in relation to Gau Heppenheim KG and Tiefenbrunnen KG (“Payment Date”).

4.3	The Purchase Price shall bear interest as of (and excluding) the Payment Date at a rate of five (5) % basis points over the base interest rate (Basiszinsatz) according to sec. 247 of the German Civil Code (Bürgerliches Gesetzbuch – BGB).

4.4	All payments owed to the Seller under this Agreement shall be paid to the Seller in cash.

4.5	Any right of the Purchaser to set-off and/or to withhold any payments due to the Seller under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or have been awarded to the Purchaser by a competent court without further recourse.

5.	Remedies

5.1	The Purchaser shall not be entitled to assert any claim arising out of or in connection with this Agreement, insofar as the Purchaser was aware or should have been aware of the facts or circumstances on which the claim is based.

5.2	The Seller shall not be liable for facts or circumstances if and to the extent that they would not have occurred without an arbitrary act or omission by the Purchaser, an affiliate of the Purchaser, or a director, employee or agent of the Purchaser.

5.3	The Seller’s total aggregate liability in damages for any claim under or related to this Agreement, shall not exceed an amount equal to ten (10) % of the Purchase Price.

5.4	To the extent permitted by German law, all claims and rights of the Purchaser that go beyond the claims and rights regulated in this Agreement, regardless of how they arise, their scope and legal basis, are expressly excluded. The Seller’s liability for its own intentional behaviour and fraudulent misrepresentation remains unaffected.

5.5	In no event shall the Purchaser be entitled to acknowledge or settle a claim of a third party or permit any such acknowledgement or settlement without the Seller’s prior written consent, to the extent that such claims may result in the Seller’s liability under this Agreement.

5.6	In no event shall the Purchaser be entitled to acknowledge or settle a claim of a third party or permit any such acknowledgement or settlement without the Seller’s prior written consent, to the extent that such claims may result in the Seller’s liability under this Agreement.

5.7	If, after the Payment date, a third party raises against the Seller a claim which is based on a legal relationship between such third party and the Target Company, a Subsidiary, a Majority Company or a Minority Company, then the Purchaser shall indemnify and hold harmless the Seller from and against any such claim as well as any costs and expenses incurred in connection therewith.

6.	Taxes

6.1	In this Agreement, Taxes means any and all taxes within the meaning of sec. 3 paras. 1 and 3 of the German General Fiscal Code (Abgabenordnung – AO).

6.2	The Seller agrees to indemnify the Purchaser from and against all Tax liabilities due and payable by the Target Company for Tax assessment periods ending on or before the Payment Date. The Purchaser is liable for all other tax liabilities.

7.	Merger Control Procedure; Other Regulatory Requirements

7.1	The Purchaser shall ensure that any filings to be made with the competent antitrust authorities or other governmental authorities, to the extent they have not already been made prior to the conclusion of this Agreement, be made within five (5) Banking Days after the signing date of this Agreement, unless the applicable laws and regulations require an earlier filing.

7.2	The Seller and the Purchaser shall closely cooperate in the preparation of such filings as well as in any discussions and negotiations with the competent antitrust or other governmental authorities in order to obtain clearance for the transaction in the shortest time period possible.

7.3	If, after the Payment date, a third party raises against the Seller a claim which is based on a legal relationship between such third party and the Target Company, a Subsidiary, a Majority Company or a Minority Company, then the Purchaser shall indemnify and hold harmless the Seller from and against any such claim as well as any costs and expenses incurred in connection therewith.

8.	Confidentiality

8.1	The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are in the public domain or the disclosure of which is required by law.

8.2	The Seller shall, for a period of two (2) years after the Payment Date, treat as confidential and not disclose to any third party and not use for its own purposes, any business or trade secrets of the X-Companies and their business operations, unless such secrets have entered the public domain without a violation of this covenant

9.	Assignment of Rights and Transfer of Obligations

9.1	No rights and obligations under this Agreement may be assigned or transferred, either in whole or in part, without the prior written consent of the other Party hereto.

10.	Transfer Taxes and Costs

10.1	All transaction taxes (Verkehrssteuern), including real estate transfer taxes (Grunderwerbsteuer), the costs for formally notarizing this Agreement and all other fees and charges resulting from the conclusion or performance of this Agreement shall be borne by the Purchaser. The Purchaser shall also be responsible for all fees and other costs related to merger control proceedings and compliance with other regulatory rules.

11.	Others

11.1	This Agreement shall be governed by the laws of the Federal Republic of Germany.

11.2	Jurisdiction for any disputes between the Parties arising from or connected with this Agreement shall lie with the competent courts located in Cologne, Germany.

11.3	Any amendment of, supplement to or termination of this Agreement, including any modification of this clause, shall be valid only if made in writing, unless more stringent form requirements must be satisfied under applicable law.

11.4	This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous agreements and understandings. There are no side agreements to this Agreement.

11.5	Should any provision of this Agreement be or become, either in whole or in part, void, ineffective or unenforceable, then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject-matter, scale, time, place and scope of application.

Date / Place 11/1/2024

/s/ Charles Ratelband
WindShareFund N.V.

Date / Place 11/1/2024

/s/ Julia Bron
Gluon Renewable Energies Ltd.

Date / Place 11/1/2024

/s/ Per Regnarsson
Accretion Energies Limited

Date / Place 11/1/2024

/s/ Per Regnarsson
GreenRock Corp.